                                                                    Exhibit 10.7


                               EMPLOYMENT CONTRACT

      THIS EMPLOYMENT CONTRACT ("Agreement") is made and entered into as of the 1st day of January, 1999, by and between NATURAL GAS SERVICES GROUP, INC., a Colorado corporation, whose address is 2911 South County Road 1260, Midland, Texas 79706, hereinafter referred to in this Agreement as the "Employer", and EARL R. WAIT, whose address is 109 Seco, Portland, Texas 78374, hereinafter referred to in this Agreement as the "Employee."

                                    ARTICLE I
                               TERM OF EMPLOYMENT

      Section 1.1 The Employer employs the Employee, and the Employee accepts employment with the Employer, for the three-year period from September 16, 1999, through September 15, 2002, and thereafter until terminated by either party upon ninety (90) days advance written notice to the other party (herein referred to as the "term of employment"). However, the term of employment may be terminated earlier as provided in Article 5.

                                   ARTICLE II
                               DUTIES OF EMPLOYEE

                                  BASIC DUTIES

      Section 2.1 The Employee is hired as Treasurer and Chief Accounting Officer of the Employer. The Employee shall perform all services, acts, or things necessary and advisable to manage and conduct the business of the Employer, subject to the policies set by the board of directors from time-to-time.

      The Employee agrees to devote substantially all of his entire productive time, ability and attention to the business of the Employer during the term of employment. The services of the Employee shall be performed at such locations and at such times as shall be directed by the board of directors from time-to-time. The Employee shall to the best of his ability make every effort to promote the business of the Employer.

                                   ARTICLE III
                            COMPENSATION OF EMPLOYEE

                                  BASIC SALARY

      Section 3.1 The Employee shall receive a salary as established from time to time by the Directors, but in no event shall the annual salary be less than Sixty Five Thousand Dollars ($65,000.00), paid biweekly, effective as of September 16, 1999. If the Employee voluntarily terminates employment prior to September 15, 2002 or is terminated pursuant to Article 5 prior to September 15, 2002, or if the Employee's employment is terminated by either party at any time after September 15, 2002, the Employee's salary and his incentive bonus (as provided under section 3.02 hereof) shall be prorated and paid only to the date of termination of employment.

                                 INCENTIVE BONUS

      Section 3.2 The Employee shall receive an annual incentive bonus during the term of employment equal to a percentage of the net pre-tax profits of the Employer as shown by financial income statements of the Employer prepared in accordance with generally accepted accounting procedures. Provided, however, that such incentive bonus shall not be greater than 150% of the gross salary during the contract year. Such incentive bonus shall be determined for each annual period commencing as of January 1 and ending as of December 31 (the "Contract Year"), with payment to the Employee to be made within ninety (90) days following the end of each annual period. The incentive bonus shall be calculated as follows:

      Two percent (2%) of the consolidated Net Pre-Tax Profits of Natural Gas Services Group, Inc. as determined by year-end audited Financial Statements, Vacation and Sick Pay.

                              VACATION AND SICK PAY

      Section 3.3 After the completion of six (6) months of service in the employ of the Employer, the Employee shall be entitled to an annual paid vacation of fifteen (15) business days with full pay. Such vacation shall be taken at any time selected by the Employee and approved by the Employer. In addition, the Employee shall be entitled to six (6) days per year as sick leave with pay. Neither vacation time nor sick leave may be accumulated, and if not used during the year in which it is granted, it shall be deemed to have been waived by the Employee.

                                    HOLIDAYS

      Section 3.4 The Employee shall be entitled to a holiday with full pay on New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, and/or any other day designated as a holiday by the Employer.

                                 OTHER BENEFITS

      Section 3.5 All base compensation provided for in this Agreement shall be exclusive of any benefits which the board of directors of the Employer may elect, in its sole and complete discretion, after the date hereof to make available to the Employee under any bonus plan, profit sharing trust, pension plan, deferred compensation plan, hospitalization plan, medical or dental service plans, health insurance plan, or any other employee benefit plan that may be in effect at any time or from time-to-time during the term of employment hereof. The Employer agrees that during the term of employment the Employee shall be afforded the opportunity to participate in any such plan which is generally available to other employees of the Employer other than any bonus plan or other plan measured by the income or performance of the Employer. Participating in any such plans shall be consistent with the Employee's rate of basic compensation to the extent that compensation is a determinant with respect to coverage or participation under any such plan; provided, however, that the Employee's participation shall not be limited by reason of income or basic compensation if such limitations are not necessary to obtain tax deductions or are not required by law. The Employer agrees that during the term of employment, the dependents of the Employee shall be afforded the opportunity to participate in any hospitalization, medical, or dental service plans in which the Employee is enrolled. The Employer shall bear the cost of such dependent participation.


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

                                   Article IV
                         PROPERTY RIGHTS OF THE PARTIES

                             INVENTIONS AND PATENTS

      Section 4.1 The Employee agrees that he will promptly and completely inform and disclose to the Employer all inventions, designs, improvements and discoveries that the Employee may have during the term of employment that pertain or relate to the business of the Employer or to any experimental work carried on by the Employer, whether conceived by the Employee alone or with others and whether or not conceived during regular working hours. All such inventions, designs, improvements and discoveries shall be the exclusive property of the Employer. The Employee shall assist the Employer in obtaining patents on all such inventions, designs, improvements and discoveries deemed patentable by the Employer.

                            TRADE SECRETS OF EMPLOYER

      Section 4.2 During the term of employment under this Agreement, the Employee will have access to and become familiar with various trade secrets. The term "trade secrets" means devices, secret inventions, processes and compilations of information, records and specifications, that are owned by the Employer and that are regularly used in the operation of the business of the Employer. The Employee shall not disclose any trade secrets of the Employer during or at any time after the term of this Agreement, except as required in the course of his employment under this Agreement. All files, records, documents, drawings, specifications, equipment and similar items relating to the business of the Employer, whether or not prepared by the Employee, shall remain the exclusive property of the Employer and shall not be removed under any circumstances from the premises where the work of the Employer is being carried on, unless prior written consent of the Employer has been obtained.

                          CONFIDENTIAL DATA OF EMPLOYER

      Section 4.3 In the course of performing duties under this Agreement, the Employee will be handling financial, accounting, statistical and personnel information concerning employees and customers of the Employer. All such information is confidential and shall not be disclosed, directly or indirectly, to any person other than agents of the Employer, either during the term of this Agreement or any time after such term.

                                   ARTICLE V
                            TERMINATION OF EMPLOYMENT

                        TERMINATION BY EMPLOYER FOR CAUSE

      Section 5.1 The Employer may at its option terminate this Agreement at any time by giving written notice of termination to the Employee without prejudice to any other remedy to which the Employer may be entitled either at law, in equity, or under this Agreement, if the Employee:

            (a) Willfully breaches or habitually neglects the duties that the Employee is required to perform under the terms of this Agreement;


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

            (b) Willfully violates reasonable and substantial rules governing employee performance;

            (c) Refuses to obey reasonable orders in a manner that amounts to insubordination;

            (d) Commits clearly dishonest acts toward the Employer; or

            (e) Engages in acts of disruption or violence such as unprovoked fighting.

                   TERMINATION ON GROUNDS OTHER THAN FOR CAUSE

      Section 5.2 This Agreement shall terminate immediately on the occurrence of any one of the following events:

            (a) The occurrence of circumstances that make it impossible or impracticable for the business of the Employer to be continued;

            (b) The death of the Employee;

            (c) The loss by the Employee of legal capacity; or

            (d) The continued incapacity on the part of the Employee to perform his duties for a continuous period of ninety (90) days, unless waived by the Employer.

      Section 5.3 If the Employee is terminated by the Employer pursuant to
Section 5.02 hereof, the Employer shall pay the Employee, within ten days following such termination, severance pay equal to six (6) months of Employee's salary as provided under Section 3.01 hereof. If the Employee is terminated by the Employer prior to September 15, 2002, other than to either Section 5.01 or
5.02 hereof, the Employer shall continue to pay the salary of the Employee, as provided under Section 3.01 hereof (less all usual deductions for withholding taxes, FICA, etc.) for the period from and after the date of termination through September 15, 2002, and the Employee shall be entitled to no further compensation of any nature, other than unpaid salary and incentive bonus which accrued prior to the date of termination.

                                   ARTICLE VI
                            REIMBURSEMENT OF EXPENSES
                              INCURRED BY EMPLOYEE

                                BUSINESS EXPENSES

      Section 6.1 The Employee is authorized to incur reasonable business expenses in the performance of the Employee's duties under this Agreement and in promoting the business of the Employer, including expenditures for entertainment and travel. The Employer will reimburse the Employee on a monthly basis for all such business expenses, provided that the Employee presents to the Employer:


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            (a) An account book or statement of expense or diary in which the
      Employee recorded at or near the time each expenditure was made:

                  i. The amount of the expenditure;

                  ii. The time, place and type of entertainment and travel or other expense;

                  iii. The business reason for the expenditure and the nature of the business benefit derived or expected to be derived as a result of the expenditure; and

                  iv. The name and any other pertinent information concerning each person who was entertained, sufficient to comply with Internal Revenue Service Guidelines as revised from time-to-time.

            (b) Documentary evidence, such as receipts or paid bills, that states sufficient information to establish the amount, date, place and essential character of the expenditure, for each expenditure.

No expenditures will be reimbursed pursuant to this Section unless the expense is verified and approved by the board of directors or an officer designated by the board of directors of the Employer.

                                   ARTICLE VII
                             EMPLOYEE'S OBLIGATIONS
                         OTHER THAN TO PERFORM SERVICES

                   NON-PIRACY AND NON-COMPETITION BY EMPLOYEE

      Section 7.1 The Employee covenants and agrees that during the term of employment and for a period of one (1) year (provided, however, that such one
(1) year period of time may be extended to include any period of violation hereof and/or any period of time may be extended to enforce this covenant) following any termination of his employment with the Employer, the Employee shall not, directly or indirectly, within the Employer's sales area, either as principal, agent, manager, employee, owner, partner (general or limited), stockholder, director or officer of a corporation, member of an association or otherwise, solicit the rendering of any services of the nature performed by the Employer as of the date of termination of Employee's employment with the Employer or sell or offer to sell any product or equipment of the nature leased or sold by the Employer as of the date of termination of the Employee's employment with the Employer.

      For purposes of this Article 7, the term "Conflicting Organization" shall mean any person or organization which is engaged in or about to become engaged in, research on or development, marketing, rendering or selling of a "Conflicting Service" within a one hundred fifty (150) mile radius of each location in which the Employer has an office or place of business as of the date of termination of this Agreement. The term "Conflicting Service" shall mean any service or process of any person or organization other than the Employer, in existence or under development, which is substantially similar to, resembles or competes directly with any service,



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or process rendered by the Employer at the time of the termination of the
Employee's employment hereunder. The Employee covenants and agrees that during the Employee's employment with the Employer and for a period of one (1) year (provided, however, that such one (1) year period may be extended to include any period of violation hereof and/or any period of time required to enforce this covenant) following any termination of his employment with the Employer, the Employee shall not engage in the following activities:

            (a) render services, directly or indirectly, to any Conflicting Organization in connection with the marketing, rendering or selling of a Conflicting Service; or

            (b) render services to or own or participate in the ownership of, finance or participate in the financing of, manage, operate, join or control, directly or indirectly, any Conflicting Organization.

      The Employee acknowledges that this Section 7.01 constitutes an independent covenant and shall be operative regardless of the reasons for termination of his employment and shall not be affected by performance or non-performance of any provision of this Agreement by the Employer.

                                    REMEDIES

      Section 7.2 It is agreed between the parties hereto that the Employer would be irreparably damaged by reason of any violation of the provisions of
Section 7.01 hereof, and that any remedy at law for a breach of such provisions would be inadequate. Therefore, in addition to other remedies or relief that may be available at law to the Employer, the Employer shall be entitled to seek and obtain injunctive or other equitable relief (including, but not limited to, a temporary restraining order, a temporary injunction or a permanent injunction) against Employee, his agents, assigns, or successors for a breach or threatened breach of such provisions and without the necessity of providing actual monetary loss. It is expressly understood between the parties that this injunctive or other equitable relief shall not be the Employer's exclusive remedy for any breach of this Agreement and the Employer shall be entitled to seek any other relief or remedy which it may have by contract, statute, law or otherwise for any breach hereof.

        REASONABLENESS OF NON-PIRACY COVENANT AND COVENANT NOT TO COMPETE

      Section 7.3 The Employee warrants and represents that:

            (a) he is familiar with non-piracy covenants and convents not to compete;

            (b) he has discussed the provisions of the non-piracy covenant and the covenant not to compete contained herein with his attorney (or has had the opportunity to discuss such covenants with his attorney and has elected not to do so) and has concluded that such provisions (including, without limitation, the right to equitable relief and the length of time provided for herein) are fair, reasonable and just under the circumstances;

            (c) he is fully aware of the obligations, limitations and liabilities included in the non-piracy covenant and the covenant not to compete contained in this Agreement;


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

            (d) the duration of this non-piracy covenant and covenant not to compete has been agreed upon as a reasonable restriction, giving consideration to the following factors: (1) The Employee and the Employer reasonably anticipate that this Agreement, although terminable in accordance with Article 5 hereof or otherwise, may continue in effect for sufficient duration to allow the Employee to attain superior bargaining strength and an ability for unfair competition with respect to the customers covered hereby; and (2) the duration of the non-piracy covenant and covenant not to compete is a reasonably necessary period to allow the Employer to restore its position of equivalent bargaining strength and fair competition with respect to those customers covered hereby; and

            (e) the failure of the non-piracy covenant to delineate a geographical territory covered hereby does not constitute an unlimited geographical limitation, that the non-piracy covenant imposes no geographical restriction at all, and that the non-piracy restrictions in the Agreement apply only to customers, and not to territory.

      It is the express intention of the Employee and the Employer to comply with the provisions of Tex. Bus. & Comm. Code Ann. Sections 15.50 and 15.51 (Vernon 1990).

                    EXCLUSIONS FROM NON-COMPETITION PROVISION

      Section 7.4 The obligation of the Employee not to compete with the Employer, set forth in Section 7.01 of this Agreement, shall not prohibit the Employee from being a member of professional or social organizations or from owning or purchasing any corporate securities of a Conflicting Organization that are regularly traded on a recognized stock exchange or over-the-counter market, provided that the Employee's ownership interest therein does not exceed one percent (1%) of all issued and outstanding shares of any class of corporate security thereof.

                                 INDEMNIFICATION

      Section 7.5 The Employee shall indemnify and hold harmless Employer from all liability from loss, damage, or injury to persons or property resulting from the willful misconduct of the Employee committed in the scope of the Employee's employment.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

                                     NOTICES

      Section 8.1 Any notices required to be given under this Agreement by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement. Each party may change that party's address by written notice in accordance with this Paragraph. Notices delivered personally shall be deemed effective as of actual receipt. Mailed notices shall be deemed effective as of two (2) days after posting with the United States Mail Service.


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

                              ENTIRETY OF AGREEMENT

      Section 8.2 This Agreement supersedes all previous agreements between the Employee and the Employer, and contains the entire understanding between the parties with respect to the subject matter specified in this Agreement. Each party to this Agreement acknowledges that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

                               PARTIAL INVALIDITY

      Section 8.3 If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

                             LAW GOVERNING AGREEMENT

      Section 8.4 It is the intent of the parties that this Agreement be governed by and construed in accordance with the laws of the State of Texas.

                                     WAIVER

      Section 8.5 The failure of either the Employer or the Employee to insist in one or more instances upon performance of any of the terms or conditions of this Agreement shall not be construed as a waiver of future performance required by such term or condition, and the obligations of either party with respect to the term or condition shall continue in effect as if no forbearance had occurred. No covenant or condition of this Agreement may be waived except by the written consent of the waiving party.

                                    CAPTIONS

      Section 8.6 The captions contained in this Agreement are for convenient reference only and do not affect the meaning of any term or provision.

                                 BINDING EFFECT

      Section 8.7 This Agreement shall be binding upon the parties hereto and upon their successors, heirs, executors and assigns.


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

      EXECUTED in multiple originals as of the date first written above.

                                                EMPLOYER:

                                                NATURAL GAS SERVICES GROUP, INC.



                                                By: /s/ Wallace Sellers
                                                    ----------------------------
                                                    Wallace Sellers, Chairman

                                                EMPLOYEE:

                                                /s/ Earl R. Wait
                                                --------------------------------
                                                Earl R. Wait



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

                                    AMENDMENT

      This instrument is an amendment to that certain Employment Agreement entered into as of the 1st day of January, 1999, by and between Natural Gas Services Group, Inc., a Colorado corporation, ("Employer") and Earl Wait ("Employee").

The subject Employment Agreement is amended as follows:

ARTICLE 3 of the subject Employment Agreement is hereby deleted in its entirety and the following ARTICLE 3 is adopted as of July 1, 2000. All other terms in the Employment Agreement remain as written.

                                    ARTICLE 3
                            COMPENSATION OF EMPLOYEE

                                  BASIC SALARY

      3.01. The Employee shall receive a salary as established from time to time by the Directors, but in no event shall the annual salary be less than Eighty Two Thousand Dollars ($82,000), paid biweekly, effective as of July 1, 2000. If the Employee voluntarily terminates employment prior to December 31, 2001 or is terminated pursuant to Article 5 prior to December 31, 2001, or if the Employees employment is terminated by either party at any time after December 31, 2001, the Employee's salary shall be prorated and paid only to the date of termination of employment.

                                 INCENTIVE BONUS

      3.02. Within ninety (90) days of the close of business for each fiscal year, the directors shall review the financial results of the Company and determine an amount, if any, to be allocated for bonus payment to designated employees. The allocation shall be in the sole discretion of the directors. If an allocation is made, the directors shall establish two bonus pools to be designated "Bonus Pool A" and "Bonus Pool B." The directors shall determine the amount of funds that will be allocated to each pool. The allocated funds shall be distributed to participating employees that are designated by the directors or have contractual rights to participate. The distribution shall be as follows:

POOL A:

      Funds from this pool shall be distributed to each participant based on the percentage that the participating employee's base salary received during the preceding fiscal year represents to the total base salaries of all participating employees.

      Example:
            Participant's base salary = $10,000 Total of all participants' base salaries = $100,000 Participant shall receive:
                     ($10,000) $100,000 = 10% X "Bonus Pool A"

POOL B:

      Funds from this pool shall be distributed based on an evaluation process for each participating employee. The directors shall establish the review and evaluation process. The funds in "Bonus Pool B" shall be distributed based on the evaluation score of each participant. Non-participating directors and/or non-participating officers shall develop and implement the plan and approve the distribution.

      The Employee that is a party to this agreement shall participate in both pools.

                              VACATION AND SICK PAY

      3.03. After the completion of six (6) months of service in the employ of the Employer, the Employee shall be entitled to an annual-paid vacation of fifteen (15) business days with full pay. Such vacation shall be taken at any time selected by the Employee and approved by the Employer. In addition, the Employee shall be entitled to six (6) days per year as sick leave with pay. Neither vacation time nor sick leave may be accumulated, and if not used during the year in which it is granted, it shall be deemed to have been waived by the Employee, unless agreed to and approved by the Employer. Such approval shall be in writing and signed by an officer designated by the directors.

                                    HOLIDAYS

      3.04. The Employee shall be entitled to a holiday with full pay on New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, and/or any other day designated as a holiday by the Employer.

                                 OTHER BENEFITS

      3.05. All base compensation provided for in this Agreement shall be exclusive of any benefits which the board of directors of the Employer may elect, in its sole and complete discretion, after the date hereof to make available to the Employee under any profit sharing trust, pension plan, deferred compensation plan, hospitalization plan, medical or dental service plans, health insurance plan, or any other employee benefit plan that may be in effect at any time or from time-to-time during the term of employment hereof. The Employer agrees that during the term of employment, the Employee shall be afforded the opportunity to participate in any such plan, which is generally available to other employees of the Employer other than any bonus plan, or other plan measured by the income or performance of the Employer. Participating in any such plans shall be consistent with the Employee's rate of basic compensation to the extent that compensation is a determinant with respect to coverage or participation under any such plan; provided, however, that the Employee's participation shall not be limited by reason of income or basic compensation if such limitations are not necessary to obtain tax deductions or are not required by law. The Employer agrees that during the term of employment, the dependents of the Employee shall be afforded the opportunity to participate in any hospitalization, medical or dental service plans in which the Employee is enrolled. The Employer shall bear the cost of such dependent participation.


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

      EXECUTED in multiple originals this 1st day of January 2001, and effective as of July 1, 2000.

EMPLOYER:                                           EMPLOYEE:

NATURAL GAS SERVICES GROUP INC.                     /s/ Earl R. Wait
                                                    ----------------------------


By:  /s/ Wallace Sellers
     -----------------------------
     Wallace Sellers, Chairman


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